Free Writing Prospectus

Filed pursuant to Rule 433

Registration Number 333-153646

September 4, 2009

The Stanley Works is providing you with the following materials in connection with the Company’s public offering of common stock. The following materials were presented at the Morgan Stanley Global Industrials CEOs Unplugged Conference.

The issuer has filed a registration statement, including a prospectus and a prospectus supplement dated as of July 31, 2009 with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling collect 1-860-827-3833.

THE STANLEY WORKS Investor Overview

Cautionary Statements
Certain statements contained in this presentation are
forward looking.  These are based on assumptions of
future events which may not prove to be accurate.
They involve risk and uncertainty.  Actual results may
differ materially from those expected or implied.  We
direct you to the cautionary statements detailed in our
recent 1934 Act SEC filings.

The Stanley Works
Investor Highlights
Business Segments
NYSE:  SWK / S&P500
$3.2B Market Cap
3.2% Cash Dividend Yield
- Increased for 42 years
79.9M Shares Outstanding
Security $1.5B
Industrial $1.3B
CDIY $1.6B
Financial Highlights (’03-’08)
12% Revenue CAGR (2% Organic)
11% EPS CAGR
$379M Annualized Cash Flow (Avg.)
Valuation
(1)
8.7X EV/LTM EBITDA
15.9X 2009E P/E
(2)
9.6% LTM FCF/Market Cap
(1) Market Cap data as of July 31th, 2009
(2) Based on First Call Average 2009 EPS
estimates

3 3
Transition Has Resulted In Stronger, More Diversified Company…
Largest Customer
U.S. Home Ctrs. & MMs
2002
22%
40%
CDIY
Industrial
Security
2002 = $2.2B
(1)
…With Security Rapidly Approaching CDIY In Size
Portfolio Transition
2008
~6%
~13%
13%
29%
58%
34%
29%
37%
(1)
Adjusted for Acquisitions & Divestitures
2008 = $4.4B

4
Be a consolidator of the tool industry
Increase relative weighting of emerging markets
Brand is meaningful (Stanley or sub-brand)
Value proposition is definable and sustainable through innovation
Global cost leadership is achievable
Building on existing growth platforms
Developing new growth platforms over time
Strategy Overview
Maintain Portfolio Transition Momentum
Be Selective and Operate In Markets Where:
Pursue Growth On Multiple Fronts Through:
Accelerate Progress Via Stanley Fulfillment System (SFS)
Strategy Focused On Profitable Growth, Asset Efficiency

5
Long-Term Financial Objectives In Place Since 2004
3-5% organic
~10%  total
Core Financial Objectives
Mid-teens % EPS growth
FCF    Net Income
ROCE in the range of 12-15%
Sales Growth
Financial Performance
Dividend Continued  growth
Credit Rating
Upper tier investment grade

6
Long Standing
Strategy To Remain
A /A3/A, A1/P2/F1
Serving SWK Well
Early & Decisive
Actions Taken To
Ensure Ample
Liquidity
Debt to capital ratio
is 35% - 37%
-$400
-$300
-$200
-$100
$0
$100
$200
$300
$400
$500
$600
2009 2010 2011 2012 2013 … 2045
Focus On Strong Cash Flow, Conservative Financial Position
And Proactive Liquidity Management Creates…

Debt Picture
…Strong Company With Solid Foundation

Two Security Growth Platforms Created
Security
Builders Hardware
Automatic Doors
Systems Integration &
Monitoring
Product Sales
Mechanical Locking
Systems

Convergent Security
~$800M/Yr. Run Rate Revenues
Mechanical Access
~$800M/Yr. Run Rate Revenues

8 8
10%
41%
45%
4%
Electronic/Convergent Security Today
2008 Revenue Mix
Time & Materials
N. America
Asia/ANZ
2008 Geographic Mix
Europe
Product
Installation
Recurring
Financial/Business Profile
•
~$800M/Yr. Run Rate Revenues
•
OM ~17%
•
110 Offices Globally &
6 Monitoring Centers,
3,000+ Employees And
450K+ Customers
•
Current Market Share Of
2%+ Globally
Key Competitive Differentiators
•
Reputation For Service
Excellence
•
Ability To Provide Real-Time
Data/Video Services To Customer
Base…Unique To The Industry

45%
Recurring
Revenue
1Q’09
Organic Op.
Profit up
10% Y-O-Y

Improving Mix In Electronic Security
Installation Revenue Is Down Across All
Lines…
Large Projects 15% 30%
+
National Accounts 38% 20%
+
Core Commercial 47%             10%
100%
% Of
Total U.S.
Install
Rev.
U.S.
Organic
Install
Volume
Type Of Business
0.7% 0.9%
1.0% 1.1%
1.3% 2.1%
Concurrently, RMR As A % Of Install
Revenue Has Been Growing…
RMR Sales As A % Of
Install Revenue
‘08 ‘09
…With Much Smaller Decline In Higher Margin
Small Accounts
…With A Marked Improvement In Core Commercial,
Driving Even Higher Profitability
• Increased Core Commercial sales force by 11%
• Strong Emphasis On Recurring Revenue
• Decreased Dependence On Lower Margin,
More Cyclical Large Project Business
Convergent’s Strategic Actions Are Paying Off…
Total Organic RMR Segment Profit
+9%
+13%
2Q’09 vs. 2Q’08

10 10
16%
84%
Mechanical Access Today
2008 Segment Mix
43%
32%
25%
Repeat
New Product
Sales & Service
High Margin / Solid Growth Business…
2008 Revenue Mix
Builders Hardware
Mechanical
Locking
Systems
Automatic
Doors
Financial/Business Profile
•
~$800/Yr. Run Rate Revenues
•
OM ~20%
•
Current Market Share Of
3%+ Globally ( 7%+ In NA)
•
60 Offices Globally,
4000+ Employees (2,000 Sales
And Service Employees)
Key Competitive Differentiators
•
Trusted And Respected Brand
•
Direct Go-To-Market Strategy…
National North American
Footprint
…With Focus On Global Expansion And LCC Sourcing
Opportunities

11 Security Market Opportunity Market Market Size Growth Mechanical $26B 2-4% Convergent $39B 7-10% Significant Growth Potential Both Organically And Through Acquisitions

Healthcare Growth Platform
Healthcare Solutions: $150M (2009E)
SWK Well Positioned to Benefit From Growing
Healthcare Market
• Strong toehold in Personal
Security market with Xmark and
Senior Technologies
• InnerSpace and Scan Modul form
solid global base for specialty
medical storage solutions business

Industrial
Industrial & Automotive Tools: $0.9B
Overview
•
$15B Market, Growing 2-3%
•
3 Year Revenue CAGR 28%
•
#1 Market Share Europe,
#2 U.S.
•
Importance Of Brand
Strength Very High
•
Attractive Emerging
Markets Creating Growth
Opportunities
•
De minimis
Auto OEM
Exposure

Industrial
Engineered Solutions: $0.3B
Financial Performance Overview
3 Year Revenue CAGR
~ 6% Organic
~13% Total
3 Year Average OM ~18%
High Return Industrial Storage and Hydraulic Tools
Businesses

15 Construction / DIY Construction / DIY: $1.6B CT&S and Bostitch Combination Leverages Operations And Resources

Snap Off Knife
Hammer
Tacker
Chalk
Belts &
Pouches
Markers
35’ Tape
Soft
Storage
Construction / DIY
Mar. 2007
Sept. 2007
Markers
Levels
Specialty Saws
Mobile
Storage
Vise
Tool Boxes
Tapes
Mechanic
Tools
Fubar
Long &
Short
Hammers
Mar. 2008 Sept. 2008
Stud
Sensor
Expert
Range
3 in 1
Fire & Rescue Planes
Chisels
Max Tapes
Flex
Blades
Cantilever
Structural
Foam Box
FUBAR
III
Rechargeable
Flashlight
13’ Standout
Hands-free LED
flashlight
Water-Proof Box
Cable Tacker
Graphite Hammer
Wood Hammer
Saw
FM Knife
Utility Blades
100 pk
blades
Screwdriver
Mobile
Storage
2008: Over 125 New Products, $80M+ NPD Revenue

2009 Brand Reinvestment
Expanded Major League Baseball Marketing Program Enabling Promotion
Of All Product Lines & Generation of At Least 1 Billion Brand Impressions
Continued Investment In NASCAR
iPhone
App
A Total Of $21M In Brand Investment for 2009

3. Industrial and
Automotive Tools
Industrial
Capital Allocation Focused On Three Major Growth Platforms
Consolidate tool industry
Expand into emerging markets
Intensify innovation and product
development
Streamline manufacturing footprint and
product platforms
Growth Platforms
Security
Grow organically
Expand internationally via acquisitions
2. Mechanical Security
1.   Convergent Security
Accelerate organic growth
Leverage successful HSM / Sonitrol
platforms
Expand internationally via acquisitions

19 19
US
Europe
Asia
Segment Regional  / Growth Breakdown
3%
47%
14%
75%
10%
19%
33%
45% 48%
Security Represents Largest Growth Opportunity…
CDIY
Industrial Security
Normalized
Market
Growth Rate
2 – 3%
2 – 3%
5 - 7%
ROW
3%
2%
1%
…With Strong Organic Growth Rate As Well As Potential For
International Expansion

20 Financial Review Growth Track Firmly Established ‘03 – ’08 CAGR 12% $4.4B LTM Revenues $4.0B Annual Revenue Trend $4.4B $3.9B $3.2B $2.9B $2.5B 2003 2004 2005 2006 2007 2008

Margin Trends
12.7%
13.6%
13.4%
12.3%
14.1%
11.0%
9.5%
37.8%
37.9%
36.3%
35.9%
36.7%
34.2%
33.9%
2002 2003 2004 2005 2006 2007 2008
OM GM
Gross Margin Expansion…
…Driven By Diversification Strategy And Execution Focus
39.9% Gross
Margin in
2Q’09

22 Financial Review Annual EPS Trends $2.03 $2.70 $3.06 $3.87 $3.41 $3.33 2003 2004 2005 2006 2007 2008 ‘03–’08 CAGR 11% $2.82 - GAAP (a) Ex-Restructuring $1.07 - GAAP Ex-Restructuring

Financial Review
Sustained Free Cash Flow Generation…
119
172
149
425
317
359
457
422
294
233
1999 2000 2001 2002 2003 2004 2005 2006 2007 2008
$ in Millions
…Places SWK In A Position Of Strength
LTM FCF
$310M

SWK Free Cash Flow Conversion Versus Peers
Free Cash Flow Conversion Outperformance…
…Driven By Execution Focus
2006
117%
110%
92%
SWK Industrial
Peers
Security
Peers
2007
131%
107%
97%
SWK Industrial
Peers
Security
Peers
2008
166%
91%
104%
SWK Industrial
Peers
Security
Peers
Source: Capital IQ (1)  Free Cash Flow is defined as Cash From Operations, adjusted for extraordinary charges, less Capital Expenditures.  Net
Income is adjusted for extraordinary charges.

What Is SFS?
SFS: Implementation Of Stanley’s Transformational Lean
TM
Embedded Processes, Culture Of Continuous
Improvement
Simplify every aspect of the
business to drive profitability and
asset efficiency
Standardize processes
and platforms to
provide scalability
Implementation of Lean in all
our factories, supply chains
and back-offices
Keep demand and
supply in balance

26 SFS Driving Favorable Trend In Working Capital Turns… 5.9x 4.6x 4.7x 4.6x 4.5x 5.3x 2003 2004 2005 2006 2007 2008 Early Results ’03-’08 +1.3 Turns …$400M+ Working Capital Benefit Realized

2006
4.5
5.2
4.0
SWK Industrial
Peers
Security
Peers
2007
5.3
5.1
4.3
SWK Industrial
Peers
Security
Peers
2008
5.9
5.1
3.8
SWK Industrial
Peers
Security
Peers
Working Capital Turn Performance Versus Peers
Change 2006-2008
SWK
DHR
CBE
BDK
MAS
ITW
SNA
SHW IR
NWL
SWK
SI
DBD
UTX
CKP
HON
TYC
-1.5
-1.0
-0.5
0.0
0.5
1.0
1.5
2.0
Source: Capital IQ

28 28 Global Presence With 44% Of Revenues Outside Of The US… U.S. Europe Asia …Asia Represents Largest Growth Opportunity Geographic Breakdown 2% 29% 56% ROW 13%

29%
12%
10%
13%
8%
4%
24%
  Residential Construction / DIY
  Commercial Construction
  Retail
  Healthcare, Education, Government
  Automotive Repair (Mac + Facom)
  Industrial - Other
  Other
End Markets
A Diverse Set Of End Markets Served…
…With Only 15% In U.S. Residential Construction / DIY
(1) “Industrial – Other” includes manufacturing, utilities, distribution, power, rail, oil & gas, etc.

End Markets By Business
*Industrial includes manufacturing, utilities, distribution, power, rail, oil & gas, etc.
End Market MAS CSS Industrial CDIY SWK
Res. Const./DIY 23% 0% 8% 59% 29%
Comm. Const. 13% 25% 5% 11% 12%
Retail 32% 13% 0% 6% 10%
Health Care 11% 15% 3% 0% 5%
Education 9% 9% 0% 0% 3%
Government 5% 8% 4% 1% 4%
Automotive Aftermkt 0% 2% 26% 0% 8%
Industrial 3% 10% 52% 20% 24%
Other 4% 18% 2% 3% 5%
Total 100% 100% 100% 100% 100%

Long Term Capital Allocation
Objectives
Capital Allocation
Near Term Capital Allocation
Objectives
Dividends
1/6
Acquisitions
2/3
Share Repurchase
1/6
Debt reduction
Dividend
Limited acquisition activity
Limited share repurchase
activity

$2.8B Has Been
Invested in
Acquisitions
Since 2002…
Capital Allocation
Acquisition
Price ($M)
'07 HSM 545
'02 Best Access 315
'08 Sonitrol 280
'04 Blick & Frisco Bay 220
'05 National 170
'04 ISR, SGI, PHI 125
'02-'08 Various 235
'08 GdP 170
'08 Xmark 45
    Sub-total 2,105
'06 Facom 480
'04 CST/Berger 60
'07 Innerspace 55
'06 Besco 40
'08 Scan Modul 20
    Sub-total 655
Year
Security
Tools/
Other
…To Advance Growth Platforms

Acquisition Integration
Proprietary Integration Process Continues To Drive Significant Synergy
Realization
OM%
22%
15%
12%
>30% >30%
15%
Sonitrol X-Mark GdP
Pre-Acquisition Post-Acquisition
Key Features of Integration Process
•
100 Day Integration Plan Finalized Prior To Close
•
Buy In On Integration Plan By Target Management
Prior To Close
•
Weekly/Monthly Senior Management Meetings On
Integration Progress
•
Experienced Integration Managers
•
Native/In-country Integration Team

2008 GAAP EPS Actual $2.82*
Unit Volume -18% To -20% ($3.90 - $3.40)
Currency Impact (based on current rates)
($0.50)
2008 Cost Reduction Initiatives $1.75
1Q’09 Cost Reduction Initiatives (net of reinvestment)
$0.28
2Q’09 Cost Reduction Initiatives $0.24
Gross Margin Rate Improvement $0.76
Acquisitions
(GdP, Sonitrol, Xmark & ScanModul)
$0.10
Restructuring
(lower 2009 charges vs. 2008)
$0.45
$2.00 - $2.50
Gain From Debt Extinguishment $0.34
2009 GAAP EPS Guidance $2.34 - $2.84
2009 Guidance Factors
* EPS prior to
recast

Summary
Executing a Clear Roadmap For Profitable Growth
Diversified portfolio able to better withstand cyclical downturns
Moving aggressively to align cost structure with current environment
Three large, attractive growth platforms
1. Convergent Security
2. Mechanical Access Solutions
3. Industrial and Automotive Tools
SFS playing a critical role in supporting long-term growth and asset efficiency
Key Takeaways

Where is SWK?
Upcoming Conferences:
UBS conference in San Francisco on August 11
Morgan Stanley conference in New York on September 1st
ASIS Security conference in September (21   thru 24  )
Imperial Security Conference in New York on November 5
Robert Baird Industrials Conference in Chicago on November
10
Merrill/Banc of America Conference in New York on December 8
Analyst Day at the NYSE on November 17

37 Appendix

2Q’09 Summary
• Well Positioned To Continue To Gain Market Share
• Gross Margin Success Stories Of 1Q And 2Q Foreseen As
Largely Maintainable For The Full Year
• Continued Focus On Paying Down Debt
• Dedicated To Ongoing Success Of SFS Both As A Source Of
Cash And A Competitive Advantage

1Q 2Q
Volume - 19% - 24%
Price +  3% +  2%
Organic - 16% - 22%
Currency -   6% -   4%
Acquisitions +  7% +  6%
SWK - 15% - 20%
1Q Revenues $1,071     $   913      - $158      - 15%
2Q Revenues $1,152     $   919      - $233      - 20%
Sources Of Growth
2Q’09 Revenues
PY
$ millions
CY
Segment Results
2Q Unit Volume Pressures Worsened In All Segments…
…However, Security Continues To Perform Well
1Q 2Q 1Q 2Q
CDIY - 25% - 28% - 22% - 26%
Industrial - 29% - 40% - 26% - 37%
Security +12% +  8% - 8% - 11%
SWK - 15% - 20% - 19% - 24%
Total Volume

EPS ( vs. Last Guidance)
• Revised 2009 Unit Volume                 ($1.00)
(-18% To -20%)
• Gross Margin Rate Improvement      +$0.76
(38-39% in 2H’09)
• New Restructuring Program  +$0.24
• Gain on Debt Extinguishment +$0.34
All Other Factors (i.e. FX, Previous Cost
Actions, Acquisitions and Restructuring
Charges) Relatively Consistent With
Previous Guidance
Updated Guidance Factors
Free Cash Flow
• Expect Approximately $300M
In Free Cash Flow
• Predicated On Approximately 10%
Improvement In Working Capital
Turns From Year-End 2008
Stanley Fulfillment System Process
Controls To Drive Result
2009 EPS Guidance Range of $2.34 - $2.84

Cost Actions Summary
• $50M  annualized cost actions
• ~50% impact in ‘09
• ~35% headcount-related
• $265M cost savings
• ~ 60% headcount-related
• 2010 impact approximately $25M
• $45M ‘09 restructuring charges
($85M booked in 2008)
• Large majority of restructuring cost
is cash-related
July ‘09 Actions:
Total ‘09 Impact
’09 Restructuring Summary